UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2014

SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	000-50142 (Commission File Number)	20- 4956638 (I.R.S. Employer Identification No.)

3400 Douglas Boulevard, Suite 285
Roseville, California 95661-3875
(Address and telephone number of principal executive offices) (Zip Code)

(916) 770-8100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 7, 2014, Solar Power, Inc. (the “Company”) entered into a Memorandum of Understanding (the “MOU”) with Evergrande Real Estate Group Limited (“Evergrande”), a limited liability company incorporated under the laws of the Cayman Islands whose issued shares are listed on the Hong Kong Stock Exchange (the “HKSE”) under stock code 3333 and Guocang Group Limited (“Guocang”), a company incorporated in Bermuda with limited liability whose issued shares (“Guocang Shares”), each of HK$0.05 in the capital of Guocang, are listed on the HKSE under stock code 559, whereby each of the Company and Evergrande contemplated to subscribe for and purchase 7,464,114,830 Guocang Shares (the “SPI Subscription Shares”) and 30,813,397,130 Guocang Shares (the “Evergrande Subscription Shares,” together with the SPI Subscription Shares, the “Subscription Shares”), respectively, and Guocang contemplated to allot and issue the SPI Subscription Shares to the Company and the Evergrande Subscription Shares to Evergrande, at approximately HK$0.03135 per Guocang Share and for an aggregate purchase price of HK$1,200 million (approximately US$154.7 million; the “Subscription Price”) pursuant to the terms and conditions as set out in the MOU (the “Subscription”). If the Subscription materializes according to the terms of the MOU, each of the Company and Evergrande will own approximately 17.83% and 73.59%, respectively, of the equity interest in Guocang immediately following the closing of the Subscription.

Under the terms and conditions of the MOU, (i) the proceeds of the Subscription will be applied by Guocang for the development of solar energy business; (ii) each of the Company, Evergrande and Guocang agreed not to, and to procure their respective affiliates not to, solicit, initiate or encourage inquiries or offers from, or initiate or continue discussion with or furnish any information to, or enter or agree to enter into any formal or informal, written or verbal agreement or statement of intent or understanding or arrangement with any person other than the other parties to the MOU, for a period of 60 days from the date of the MOU, with respect to any transactions similar to the issuance of Guocang Shares or the subscription of new shares in a listed issuer in Hong Kong which will apply the proceeds raised in the subscription to the development of solar energy business; (iii) each of the Company, Evergrande and Guocang agreed to negotiate in good faith and facilitate the entry into a definitive subscription agreement within 60 days from the date of the MOU or on a later date as determined by the parties thereto; (iv) if any beneficial shareholder of Guocang, directly or indirectly, solicits, initiates or encourages inquiries or offers from, or initiates or continues negotiations with or furnishes any information to, or enters or agrees to enter into any formal or informal, written or verbal agreement or statement of intent or understanding with any person with respect to the transfer of any Guocang Shares, and such contemplated transfer may cause change of control in Guocang, either the Company or Evergrande will have the rights to terminate the MOU and any of its obligations thereunder; (v) each party to the MOU will be responsible for the costs incurred by itself in connection with the preparation of the MOU and the definitive subscription agreement, as well as the completion of the Subscription; and (vi) the MOU is governed by the laws of Hong Kong, and each party to the MOU agreed to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

Pursuant to the terms and conditions of the MOU, the Subscription will be conditional upon the following conditions precedent:

(i)

Each of the Company and Evergrande notifies Guocang that it is, in its absolute discretion, satisfied with the results of due diligence review conducted on Guocang (subject to waiver by the Company or Evergrande);

(ii)

A reduction in the capital of Guocang by cancelling HK$0.04 in the issued and paid up share capital of each Guocang Share of HK$0.05 becomes effective, and such reduction in capital is approved by the shareholders of Guocang;

(iii)	The Subscription and all related matters, including but not limited to, compliance with any applicable HKSE rules, are approved by the shareholders of Guocang;

(iv)

The Securities and Futures Commission of Hong Kong (“SFC”) grants the necessary waiver for the Company and Evergrande from making mandatory general offer pursuant to applicable SFC rules, and the Listing Committee of the HKSE grants listing approval for the Subscription Shares without subsequently revoking such approval;

(v)	The Bermuda Monetary Authority grants consent, if required, to the issuance of the Subscription Shares;

(vi)	The respective closing of the issuance and subscription of the SPI Subscription Shares and the Evergrande Subscription Shares will be concurrent and are conditional upon each other;

(vii)	Each party to the MOU takes all necessary steps and actions to ensure that Guocang would be in compliance with the minimum public float requirement under applicable HKSE rules; and

(viii)	Any other conditions precedent to be included in the definitive subscription agreement.

The MOU is binding to the parties thereto with respect to, among other things, the Subscription Price, the number of the Subscription Shares, exclusivity, confidentiality, costs, and governing law and jurisdiction provision.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC.
a California Corporation

Dated: October 7, 2014	/s/ Amy Jing Liu
Amy Jing Liu
Chief Financial Officer

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